INSURED           FIELD (1)

POLICY NUMBER     FIELD (3)

POLICY TYPE       APPLAUSE! II












            Flexible Premium Variable Life Insurance Policy. Net cash
           surrender value, if any, payable at maturity. Death benefit proceeds payable at death of Insured prior to maturity date.
    Flexible premiums payable during lifetime of Insured until maturity date
     (age 100). Some benefits reflect investment results. Non-participating.


     THIS POLICY'S ACCUMULATION VALUE IN THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE
     SECTION 7.

     THE AMOUNT OR THE DURATION OF THE DEATH BENEFIT (OR BOTH) MAY BE FIXED OR MAY VARY UNDER THE CONDITIONS DESCRIBED IN SECTIONS 9 AND 10.

     Ameritas Variable Life Insurance Company agrees to pay the death benefit proceeds of this policy to the Beneficiary on receipt of satisfactory proof of death of the Insured while this policy is in force.


       /s/ Lawrence J. Arth                    /s/ Norman M. Krivosha

             President                             Secretary



                   "NOTICE OF TEN-DAY RIGHT TO EXAMINE POLICY"

     You are urged to read this policy carefully. If, after examination, you are dissatisfied with it for any reason, you may return it to the selling agent or to Ameritas Variable Life Insurance Company at One Ameritas Way, P.O. Box 82550, Lincoln, Nebraska 68501-2550, for a refund within (1) ten days from the date of delivery of the policy,
     (2) ten days after  mailing or delivery of a cancellation notice,  or
     (3) forty-five days after Part I of the application is signed, whichever is later. If allowed by state law, the amount of the refund will equal the sum of all charges deducted from premiums paid, plus the net premiums allocated to the Fixed Account and to the Separate Account adjusted by investment gains and losses. Otherwise, the amount of the refund will equal the gross premiums paid.

     Please read and carefully check the copy of the application attached to this policy. This application is a part of your policy, and this policy was issued on the basis that the answers to all questions and the information shown on this application are true and complete. If any information shown on it is not true and complete, to the best of your knowledge, or if any past medical history has been omitted, please notify Ameritas Variable Life Insurance Company of Lincoln, Nebraska, within ten days from the date of delivery of the policy to you.


                                        AMERITAS VARIABLE LIFE INSURANCE COMPANY
                                                                 A STOCK COMPANY
                                                               LINCOLN, NEBRASKA
FORM 4016

                                POLICY SCHEDULE


INSURED:  John D Specimen                        POLICY NUMBER:  2109002334

INITIAL SPECIFIED                                POLICY DATE:  January 1, 1997
AMOUNT OF INSURANCE:  $100,000

ISSUE AGE - SEX:  35 Male                        *PLANNED ANNUAL
                                                 PERIODIC PREMIUM:  $802.00

OWNER:  John D Specimen                          INITIAL PREMIUM:  $802.00

INITIAL DEATH BENEFIT OPTION:  A

GUARANTEED DEATH BENEFIT PREMIUM:  ANNUAL                        $802.00

GUARANTEED DEATH BENEFIT PERIOD:
      The Guaranteed Death Benefit Period will expire on January 1, 2022.

RATING CLASS:  PREFERRED

LOANS:
      The maximum loan interest rate is 6.00%. The interest credited on any loaned part of the values will be 3.50%.

MODES OF PAYMENT FOR PLANNED PERIODIC PREMIUMS:
  Annual          Semi-Annual           Quarterly          Monthly
  $802.00           $401.00              $200.50            $66.83






* This reflects the planned premium and mode you selected at issue. For further information, see policy Section 3. PREMIUM PAYMENTS.

4016                                1-PS

                              SCHEDULE OF BENEFITS

INSURED:  John D Specimen                           POLICY NUMBER:  2109002334

                                         INITIAL
                                     SPECIFIED AMOUNT         MATURITY OR
BENEFIT                                OF INSURANCE          EXPIRATION DATE*
-------                              ----------------        ----------------
Flexible Premium Variable Life           $100,000             JANUARY 1, 2062
Form 4016**












* NOTE: It is possible that coverage may not continue to the maturity date (age 100) if premium payments are not sufficient. Even if coverage continues to maturity date there may, in fact, be little or no surrender value to be paid.

** Form number corresponds to form number in the lower left hand corner of each benefit description.

4016                                1.1-SB

                              SCHEDULE OF BENEFITS
                                   (CONTINUED)



INSURED:  John D Specimen                          POLICY NUMBER:  2109002334



                               INITIAL
                          SPECIFIED AMOUNT      ANNUAL        MATURITY OR
BENEFIT                     OF INSURANCE       PREMIUM*     EXPIRATION YEAR
-------                   ----------------     --------     ---------------
Disability Benefit Rider       $802.00          $31.04           2022
Form DBR 4096 **
















*     For any rider, this is the annual rider cost of insurance at issue. (NOTE:
      These amounts shown are not additional premiums due but are the amounts deducted from the accumulation value.) See each rider for further information.

** Form number corresponds to form number in the lower left hand corner of each benefit description.

4016                                1.2-SB

                       LIST OF SUBACCOUNTS AND PORTFOLIOS

Each subaccount of the Ameritas Variable Life Insurance Company (AVLIC) Separate Account V invests in a specific portfolio of the following funds:

                    Fidelity Variable Insurance Products Fund
                  Fidelity Variable Insurance Products Fund II
                    (collectively referred to as "Fidelity")
                          Alger American Fund ("Alger")
                      MFS Variable Insurance Trust ("MFS")
             Morgan Stanley Universal Funds, Inc. ("Morgan Stanley")

                                                                    INITIAL
                                                                 ALLOCATION
                                    CORRESPONDING                    OF NET
FUND          PORTFOLIO             SUBACCOUNT                     PREMIUMS

Fidelity     Money Market           Money Market Subaccount            0%
             Equity-Income          Equity-Income Subaccount           0%
             Growth                 Growth Subaccount                  0%
             High Income            High Income Subaccount             0%
             Overseas               Overseas Subaccount                0%
             Asset Manager          Asset Manager Subaccount          50%
             Investment Grade Bond  Investment Grade Bond Subaccount   0%
             Asset Manger: Growth   Asset Manager: Growth Subaccount   0%
             Index 500              Index 500 Subaccount               0%
             Contrafund             Contrafund Subaccount              0%
Alger        Growth                 Growth Subaccount                  0%
             Income and Growth      Income and Growth Subaccount      50%
             Small Capitalization   Small Capitalization Subaccount    0%
             Balanced               Balance Subaccount                 0%
             MidCap Growth          MidCap Growth Subaccount           0%
             Leveraged AllCap       Leveraged AllCap Subaccount        0%
MFS          Emerging Growth        Emerging Growth Subaccount         0%
             Utilities              Utilities Subaccount               0%
             World Governments      World Governments Subaccount       0%
             Research               Research Subaccount                0%
             Growth With Income     Growth With Income Subaccount      0%
Morgan       Emerging Markets       Emerging Markets Equity Subaccount 0%
Stanley      Equity
             Global Equity          Global Equity Subaccount           0%
             International Magnum   International Magnum Subaccount    0%
             Asian Equity           Asian Equity Subaccount            0%
             U.S. Real Estate       U.S. Real Estate Subaccount        0%




Net premiums may also be allocated to the AVLIC Fixed Account.




                                                                       INITIAL
                                                                 ALLOCATION OF
                                                                  NET PREMIUMS
AVLIC Fixed Account                                                         0%

4016                                1-LSP

                               SCHEDULE OF CHARGES


ASSET BASED DAILY ADMINISTRATIVE CHARGE:
      The maximum daily administrative charge is .000956% (.35% annually).

MORTALITY AND EXPENSE RISK DAILY CHARGE:
      The maximum daily mortality and expense risk charge is .002459% (.90% annually).

ADMINISTRATIVE EXPENSE CHARGE:
      The maximum annual administrative expense charge is $108.

PERCENT OF PREMIUM CHARGE:
      The maximum percent of premium charge is 7.5% of premiums received.

TRANSFER CHARGE:
      The first 15 transfers between Subaccounts and/or the Fixed Account per policy year are free. Thereafter, there may be a $10 charge for each transfer.

PARTIAL WITHDRAWAL CHARGE:
      The maximum charge for each partial withdrawal is the lesser of $50 or 2% of the amount withdrawn.

SURRENDER CHARGE:
      The following table shows the maximum surrender charge for the initial specified amount based on the policy year of surrender. The actual surrender charge may be lower based on actual premiums received to date at the time of surrender.

      For any increase in specified amount, a surrender charge based on the increase will be imposed in addition to the surrender charges stated below. See Section 10.4 of the policy and the SCHEDULE OF SURRENDER CHARGES FOR INCREASES for further information.



          POLICY YEAR
         OF SURRENDER                        AMOUNT
         ------------                       -------
               1                            $962.40
               2                            $922.30
               3                            $882.20
               4                            $842.10
               5                            $802.00
               6                            $721.80
               7                            $641.60
               8                            $561.40
               9                            $481.20
              10                            $401.00
              11                            $320.80
              12                            $240.60
              13                            $160.40
              14                             $80.20
              15                              $0.00



4016                                1-SC

                          SCHEDULE OF GUARANTEED ANNUAL
                            COST OF INSURANCE RATES*


INSURED:  John D Specimen                          POLICY NUMBER:  2109002334

ISSUE AGE -  SEX:  35 Male                         POLICY DATE:  January 1, 1997


  POLICY YEAR           RATE PER $1,000       POLICY YEAR     RATE PER $1,000
   BEGINNING              OF AMOUNT            BEGINNING         OF AMOUNT
   JANUARY 1               AT RISK             JANUARY 1          AT RISK
   ----------           ---------------       ------------    ---------------
     1997                    $1.66               2030              $28.50
     1998                    $1.77               2031              $31.38
     1999                    $1.88               2032              $34.63
     2000                    $2.00               2033              $38.31
     2001                    $2.14               2034              $42.56
     2002                    $2.29               2035              $47.44
     2003                    $2.47               2036              $52.92
     2004                    $2.65               2037              $58.80
     2005                    $2.86               2038              $65.06
     2006                    $3.07               2039              $71.64
     2007                    $3.32               2040              $78.47
     2008                    $3.59               2041              $85.72
     2009                    $3.88               2042              $93.67
     2010                    $4.19               2043             $102.52
     2011                    $4.54               2044             $112.52
     2012                    $4.91               2045             $123.79
     2013                    $5.35               2046             $136.11
     2014                    $5.86               2047             $149.20
     2015                    $6.43               2048             $162.80
     2016                    $7.09               2049             $176.79
     2017                    $7.82               2050             $190.89
     2018                    $8.63               2051             $205.29
     2019                    $9.49               2052             $220.19
     2020                   $10.42               2053             $235.84
     2021                   $11.47               2054             $252.75
     2022                   $12.64               2055             $271.63
     2023                   $13.94               2056             $295.65
     2024                   $15.42               2057             $329.96
     2025                   $17.11               2058             $384.55
     2026                   $19.02               2059             $480.20
     2027                   $21.13               2060             $657.98
     2028                   $23.40               2061           $1,000.00
     2029                   $25.86


* The rates shown are annual rates per $1000 of insurance. To calculate the monthly rate, the annual rate is divided by 12 and rounded to the nearest five decimal places. These rates apply to the basic policy and do not include the cost for riders. The rates shown have been adjusted if this policy was issued with a tabular and/or flat rating as shown on the schedule page.

4016                                1-COI

                   SCHEDULE OF SURRENDER CHARGES FOR INCREASES

The additional surrender charge imposed under the policy for each requested increase in specified amount will be based on the table shown below. The charges shown in the table are maximum surrender charges. The actual surrender charge may be lower based on actual premiums received to date at the time of the surrender.

The maximum surrender charge is determined at the time of the increase and is a rate per $1000 of increased specified amount based on the attained age at the time of the increase, sex and tobacco use of the Insured. See Section 10.5 of the policy for further information.

                        MALE RATES                     FEMALE RATES                     UNISEX RATES
 ATTAINED          NON-TOBACCO  TOBACCO            NON-TOBACCO  TOBACCO              NON-TOBACCO  TOBACCO
   AGE              USE             USE              USE           USE                 USE            USE
---------------------------------------------------------------------------------------------------------------------------
    0                               4.80                            4.14                              4.68
    1                               4.80                            4.14                              4.68
    2                               4.80                            4.14                              4.68
    3                               4.80                            4.14                              4.68
    4                               4.80                            4.14                              4.68
---------------------------------------------------------------------------------------------------------------------------
    5                               4.80                            4.14                              4.68
    6                               4.80                            4.14                              4.68
    7                               4.80                            4.14                              4.68
    8                               4.80                            4.14                              4.68
    9                               4.80                            4.14                              4.68
---------------------------------------------------------------------------------------------------------------------------
   10                               4.80                            4.14                              4.68
   11                               4.80                            4.14                              4.68
   12                               4.80                            4.14                              4.68
   13                               4.80                            4.14                              4.68
   14                               5.00                            4.14                              4.76
---------------------------------------------------------------------------------------------------------------------------
   15                               5.20                            4.14                              4.96
   16                               5.28                            4.14                              5.04
   17                               5.36                            4.14                              5.12
   18                               5.45                            4.24                              5.21
   19                               5.53                            4.33                              5.29
---------------------------------------------------------------------------------------------------------------------------
   20                 5.62          6.10              4.42          4.63               5.38           5.81
   21                 5.69          6.20              4.50          4.72               5.45           5.90
   22                 5.77          6.29              4.60          4.90               5.53           6.01
   23                 5.86          6.40              4.68          5.08               5.62           6.13
   24                 5.94          6.36              4.78          5.16               5.71           6.12
---------------------------------------------------------------------------------------------------------------------------
   25                 6.02          6.32              4.86          5.35               5.80           6.13
   26                 6.29          6.56              5.08          5.69               6.05           6.38
   27                 6.58          6.83              5.30          6.02               6.32           6.67
   28                 6.88          7.25              5.53          6.37               6.61           7.07
   29                 7.20          7.55              5.80          6.64               6.92           7.37
---------------------------------------------------------------------------------------------------------------------------
   30                 7.55          8.08              6.06          7.09               7.25           7.88
   31                 7.91          8.36              6.35          7.60               7.60           8.21
   32                 8.30          8.90              6.65          8.04               7.97           8.74
   33                 8.72          9.29              6.96          8.52               8.38           9.13
   34                 9.16          9.90              7.30          9.04               8.78           9.73
---------------------------------------------------------------------------------------------------------------------------
   35                 9.62         10.58              7.66          9.58               9.23          10.38
   36                10.12         11.02              8.03         10.14               9.70          10.84
   37                10.66         11.75              8.42         10.75              10.21          11.54
   38                11.21         12.52              8.84         11.40              10.74          12.29
   39                11.80         13.33              9.29         11.89              11.29          13.04
---------------------------------------------------------------------------------------------------------------------------

                                        (Continued)

4016                                      1.1 SSCI

                   SCHEDULE OF SURRENDER CHARGES FOR INCREASES
                                   (continued)

                        MALE RATES                     FEMALE RATES                     UNISEX RATES
  ATTAINED         NON-TOBACCO  TOBACCO            NON-TOBACCO  TOBACCO              NON-TOBACCO  TOBACCO
     AGE               USE            USE             USE            USE                 USE           USE
---------------------------------------------------------------------------------------------------------------------------
     40              12.42          14.30             9.74         12.67                11.88         13.98
     41              13.08          14.88            10.24         13.34                12.52         14.57
     42              13.78          15.86            10.74         14.14                13.16         15.52
     43              14.51          16.91            11.27         14.74                13.86         16.48
     44              15.29          18.02            11.83         15.61                14.59         17.54
---------------------------------------------------------------------------------------------------------------------------
     45              16.12          19.34            12.42         16.39                15.37         18.76
     46              17.00          20.47            13.06         17.24                16.21         19.82
     47              17.94          21.82            13.72         18.00                17.10         21.05
     48              18.92          23.26            14.42         18.79                18.02         22.37
     49              19.98          24.79            15.17         19.92                19.02         23.82
---------------------------------------------------------------------------------------------------------------------------
     50              21.12          26.40            15.96         20.75                20.09         25.27
     51              22.32          27.78            16.80         21.74                21.22         26.57
     52              23.59          29.18            17.69         22.74                22.42         27.90
     53              24.96          31.15            18.64         24.13                23.70         29.75
     54              25.44          32.75            19.64         25.26                24.28         31.25
---------------------------------------------------------------------------------------------------------------------------
     55              26.74          34.75            20.71         26.30                25.54         33.06
     56              27.79          35.66            21.26         26.88                26.48         33.91
     57              28.85          36.35            21.82         27.32                27.44         34.55
     58              29.89          37.02            22.36         27.77                28.38         35.17
     59              30.95          38.33            22.91         28.22                29.34         36.31
---------------------------------------------------------------------------------------------------------------------------
     60              31.99          40.00            23.46         29.33                30.29         37.86
     61              33.97          41.86            24.90         30.70                32.16         39.62
     62              36.08          44.14            26.45         32.33                34.15         41.77
     63              38.34          46.57            28.10         34.08                36.29         44.08
     64              40.76          48.00            29.89         35.95                38.59         46.50
---------------------------------------------------------------------------------------------------------------------------
     65              43.34          48.00            31.80         38.16                41.04         48.00
     66              46.13          48.00            33.86         40.73                43.68         48.00
     67              48.00          48.00            36.11         43.74                46.50         48.00
     68              48.00          48.00            38.56         46.26                48.00         48.00
     69              48.00          48.00            41.24         48.00                48.00         48.00
---------------------------------------------------------------------------------------------------------------------------
     70              48.00          48.00            44.20         48.00                48.00         48.00
     71              48.00          48.00            47.46         48.00                48.00         48.00
     72              48.00          48.00            48.00         48.00                48.00         48.00
     73              48.00          48.00            48.00         48.00                48.00         48.00
     74              48.00          48.00            48.00         48.00                48.00         48.00
----------------------------------------------------------------------------------------------------------------------------
     75              48.00          48.00            48.00         48.00                48.00         48.00
     76              48.00          48.00            48.00         48.00                48.00         48.00
     77              48.00          48.00            48.00         48.00                48.00         48.00
     78              48.00          48.00            48.00         48.00                48.00         48.00
     79              48.00          48.00            48.00         48.00                48.00         48.00
     80              48.00          48.00            48.00         48.00                48.00         48.00
-----------------------------------------------------------------------------------------------------------------------------

4016                                          1.2 SSCI

                                TABLE OF CONTENTS

                              POLICY SCHEDULE PAGES

  SECTION 1.     DEFINITIONS.............................................4

  SECTION 2.     GENERAL PROVISIONS......................................6
          2.1    Meaning of In Force.....................................6
          2.2    When This Policy Terminates.............................6
          2.3    Guaranteed Death Benefit................................6
          2.4    Extended Maturity Date Option...........................7
          2.5    The Policy and its Parts................................7
          2.6    Representations and Contestability......................7
          2.7    Misstatement of Age or Sex..............................8
          2.8    Suicide.................................................8
          2.9    The Owner...............................................8
          2.10   The Beneficiary.........................................8
          2.11   Changing the Beneficiary................................8
          2.12   Assigning the Policy....................................9
          2.13   Non-Participating.......................................9

  SECTION 3.     PREMIUM PAYMENTS........................................9
          3.1    Initial Premium.........................................9
          3.2    Guaranteed Death Benefit Premium........................9
          3.3    Planned Periodic Premiums...............................9
          3.4    Unscheduled Premiums...................................10
          3.5    Premium Limits.........................................10
          3.6    Where to Pay Premiums..................................10
          3.7    Net Premium............................................10
          3.8    Percent of Premium Charge..............................10
          3.9    Allocation of Net Premiums.............................10

  SECTION 4.     GRACE PERIOD AND REINSTATEMENT.........................11
          4.1    Grace Period...........................................11
          4.2    Continuation of Insurance..............................11
          4.3    Reinstating the Policy.................................11

  SECTION 5.     SEPARATE ACCOUNT.......................................12
          5.1    The Account............................................12
          5.2    The Subaccounts........................................12
          5.3    Valuation of Assets....................................12
          5.4    Transfer Among Subaccounts.............................12
          5.5    The Funds..............................................13
          5.6    Portfolio Changes......................................13

  SECTION 6.     THE FIXED ACCOUNT......................................13
          6.1    The Fixed Account......................................13
          6.2    Transfers Among the Fixed Account
                 and the Subaccounts....................................14

4016                                2

  SECTION 7.     ACCUMULATION VALUE.....................................14
          7.1    How Accumulation Value of the Policy
                 is Determined..........................................14
          7.2     Accumulation Value of the Subaccounts.................14
          7.3     Net Asset Value.......................................15
          7.4     Subaccount Unit Value.................................15
          7.5     Accumulation Value of the Fixed Account...............16
          7.6     Interest Credits......................................16
          7.7     Administrative Expense Charge.........................17
          7.8     Cost of Insurance.....................................17
          7.9     Cost of Insurance Rates...............................17
          7.10    Monthly Deduction.....................................17
          7.11    Annual Report.........................................18
          7.12    Illustrative Reports..................................18

  SECTION 8.      POLICY SURRENDER
                  AND PARTIAL WITHDRAWAL................................18
          8.1     Surrender of the Policy...............................18
          8.2     Net Cash Surrender Value..............................19
          8.3     Surrender Charge......................................19
          8.4     Partial Withdrawal....................................19
          8.5     Postponement of Payments..............................20

  SECTION 9.      DEATH BENEFIT.........................................20
          9.1     Death Benefit Proceeds................................20
          9.2     Interest on Proceeds..................................20
          9.3     Death Benefit.........................................21
          9.4     Postponement of Payment...............................21

  SECTION 10.     POLICY CHANGES
                  AND EXCHANGE OF POLICY................................22
          10.1    Change in Death Benefit Options.......................22
          10.2    Change in the Specified Amount........................22
          10.3    Decreasing the Specified Amount.......................22
          10.4    Increasing the Specified Amount.......................23
          10.5    Surrender Charge for Increase.........................23
          10.6    Time Period for Exchange..............................24

  SECTION 11.     LOAN BENEFITS.........................................25
          11.1    Making a Policy Loan..................................25
          11.2    Interest..............................................25
          11.3    Reduced Loan Interest Rate............................25
          11.4    Other Borrowing Rules.................................25
          11.5    Repaying a Policy Debt................................26

  SECTION 12.     PAYMENT OPTIONS.......................................26
          12.1    Payment Option Rules..................................26
          12.2    Description of Options................................27

  SECTION 13.     NOTES ON OUR COMPUTATIONS.............................27
          13.1    Basis of Computations.................................27
          13.2    Methods of Computing Values...........................27

  TABLES OF SETTLEMENT OPTIONS..........................................28

4016                                3

                             SECTION 1. DEFINITIONS

"ACCUMULATION VALUE" means the total amount of value held in your accounts at any time. It is equal to the total of the accumulation value held in the Account, the Fixed Account, and the accumulation value held in the general account which secures policy loans.

"BENEFICIARY" means the person to whom the death benefit proceeds are payable upon the death of the Insured. The beneficiary is named by the Owner in the application. If changed, the beneficiary is as shown in the latest change filed and recorded with us. If no beneficiary survives the Insured, the Owner or the Owner's estate will be the beneficiary. The interest of any beneficiary is subject to that of any assignee.

"DEATH BENEFIT" means the total amount of insurance coverage provided under the selected death benefit option of this policy.

"DEATH BENEFIT PROCEEDS" means the proceeds payable to the beneficiary upon receipt by us of the satisfactory proof of the death of the Insured while this policy is in force. It is equal to: (1) the death benefit; plus (2) any additional life insurance proceeds provided by any riders; minus (3) any outstanding policy debt; minus (4) any overdue monthly deductions, including the deduction for the month of death.

"GUARANTEED DEATH BENEFIT PERIOD" is the period during which the Guaranteed Death Benefit is in effect and will end on the earliest of the following dates:

a. The expiration date on the schedule pages of this policy or any revised schedule pages.

b. The date that the net policy funding is less than the Guaranteed Death Benefit requirement. See Section 2.3.

c. The date on which this policy first terminates even if this policy is reinstated.

"INSURED" means the person upon whose life this policy is issued.

"ISSUE AGE" means the age at the Insured's nearest birthday on the policy date.

"ISSUE DATE" means the date that all financial, contractual, and administrative requirements have been completed and processed. The issue date will be shown in a confirmation notice sent to you.

"MATURITY DATE" means the date we pay any net cash surrender value, if the Insured is still living. This date is shown on the schedule pages.

"MONTHLY ACTIVITY DATE" means the same date in each succeeding month as the policy date except that whenever the monthly activity date falls on a date other than a valuation date, the monthly activity date will be deemed the next valuation date.

"MONTHLY DEDUCTIONS" means the deductions taken from the accumulation value on the monthly activity date. These deductions are equal to: 1) the current cost of insurance

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
for the basic policy plus the cost for any riders; and 2) the administrative expense charge.

"NET CASH SURRENDER VALUE" means the accumulation value on any valuation date, less any surrender charges and less any outstanding policy debt.

"NET PREMIUM" means the premium paid less the percent of premium charge.

"OUTSTANDING POLICY DEBT" means the sum of all unpaid policy loans and accrued interest on policy loans.

"OWNER" means the Owner of this policy, as designated in the application or as subsequently changed. If a policy has been absolutely assigned, the assignee is the Owner. A collateral assignee is not the Owner. See Section 2.9 for the rights and privileges of the Owner.

"PERCENT OF PREMIUM CHARGE" is an amount deducted from each premium received to cover certain expenses. This charge is a percentage of the premium. The applicable percentage can be found on the schedule pages.

"PLANNED PERIODIC PREMIUM" means a selected scheduled premium of a level amount at a fixed interval. The initial planned periodic premium you selected is shown on the schedule pages. See Section 3.3 of this policy.

"POLICY DATE" means the effective date for all coverage provided in the application. The policy date is used to determine policy anniversary dates, policy years and monthly activity dates. Policy anniversaries are measured from the policy date. The policy date and the issue date will be the same unless: 1) an earlier policy date is specifically requested, or 2) additional premiums or application amendments are required at the time of delivery, in which case the policy date will be earlier.

"POLICY YEAR" means the period from one policy anniversary date until the next policy anniversary date.

"SEC" means the Securities and Exchange Commission.

"SATISFACTORY PROOF OF DEATH" means all of the following must be submitted:

a.     A certified copy of the death certificate;

b.     A Notice of Death Claim;

c.     This policy; and

d. Any other information that we may reasonably require to establish the validity of the claim.

"SPECIFIED AMOUNT" means the minimum death benefit under the policy while this policy remains in force. The initial specified amount is shown on the schedule pages. Adjustments and changes to the specified amount can occur as discussed in
Section 10.

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
"SURRENDER CHARGE" means the charge subtracted from the accumulation value on the surrender of this policy. Refer to the SCHEDULE OF CHARGES and the SCHEDULE OF SURRENDER CHARGES FOR INCREASES on the schedule pages.

"SURRENDER" means this policy may be terminated by you before the maturity date during the Insured's life for its net cash surrender value. See Section 8 of this policy.

"VALUATION DATE" is any day on which the New York Stock Exchange is open for trading.

"YOU" AND "YOUR" refer to the Owner of this policy. The Insured may or may not be the Owner.

"WE", "US" AND "OUR" refer to Ameritas Variable Life Insurance Company. Our Home Office means our administrative office at One Ameritas Way, P.O. Box 82550, Lincoln, Nebraska 68501-2550.



                          SECTION 2. GENERAL PROVISIONS


2.1 MEANING OF IN FORCE

This policy will remain in force as long as on each monthly activity date the net cash surrender value is sufficient to cover monthly deductions.

However, this policy will remain in force if the Guaranteed Death Benefit is in effect on this policy, even if the net cash surrender value is insufficient to cover monthly deductions. See Section 2.3.

2.2 WHEN THIS POLICY TERMINATES

This policy will terminate on the earliest of:

a. Any monthly activity date when the net cash surrender value is insufficient to cover monthly deductions and the grace period ends without sufficient premium being paid. However, this policy will not terminate if the Guaranteed Death Benefit is in effect, even if the net cash surrender value is insufficient to cover monthly deductions.

b.     The Insured dies;

c.     You request the coverage be terminated and you return this policy; or

d.     This policy matures.

2.3 GUARANTEED DEATH BENEFIT

The Guaranteed Death Benefit is a benefit which applies to the policy at issue. This benefit will ensure that the policy will remain in force as long as the net policy

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
funding meets or exceeds the Guaranteed Death Benefit requirement and the policy is within the Guaranteed Death Benefit Period. The net policy funding is the sum of all premiums paid, less any partial withdrawals and less any outstanding policy debt. The Guaranteed Death Benefit requirement is the cumulative Guaranteed Death Benefit Premium to the monthly activity date. The Guaranteed Death Benefit Premium is shown on the schedule page. Any changes in the Guaranteed Death Benefit Premium due to increases in specified amount or additions of riders will be reflected in the requirement from the effective date of the change.

If the net policy funding is less than the Guaranteed Death Benefit requirement, the benefit is no longer in effect. You will be notified by mail and will have 61 days from the date we mail the notice to meet the Guaranteed Death Benefit requirement. The Guaranteed Death Benefit can not be reinstated once the policy has lapsed.

2.4 EXTENDED MATURITY DATE OPTION

The Maturity Date may be extended beyond the date shown on the schedule pages by your written election. The election must be made during the 90-day period prior to the Maturity Date.

During the extension period:

a.     We will not accept further premium payments.

b. We will not deduct for the cost of insurance for the policy, nor for any riders, from your accumulation value.

c.     The new Maturity Date will be the date of death of the Insured.

d.     The death benefit will be the accumulation value.

e. This extension provision will not extend rider benefits past the original Maturity Date.

All other provisions of your policy not noted above will remain in effect while your policy continues in force.

This extension provision will terminate on your written request.

2.5 THE POLICY AND ITS PARTS

This policy is a legal contract between you and us. It is issued in return for the application and payment in advance of the initial premium as described in
Section 3.1. This policy, the application, any supplemental applications, riders, endorsements, and amendments are the entire contract. No change in this policy will be valid unless it is in writing, attached to this policy, and approved by either the president or secretary of the company. No agent may change this policy or waive any of its provisions.

2.6 REPRESENTATIONS AND CONTESTABILITY

We rely on statements made in the application. In the absence of fraud, they are considered representations and not warranties. We can contest this policy for any

4016                                7
material misrepresentation of fact. The misrepresentation must have been made in the application attached to this policy when issued or in a supplemental application made a part of this policy when a change in coverage or reinstatement went into effect.

We cannot contest this policy after it has been in force during the Insured's life for two years from the policy date. Nor can we contest any increased benefits later than two years after the effective date of the increased benefits during the Insured's life. Any increase or reinstatement will be contestable, within the two year period, only with regard to statements made in the supplemental application. This provision does not apply to riders with their own contestability provision.

2.7 MISSTATEMENT OF AGE OR SEX

If the age or sex of the Insured or any person insured by rider has been misstated on the application, the death benefit and any additional benefits provided will be those which would be purchased by the most recent deduction for the cost of insurance and the cost of any additional benefits at the insured person's correct age or sex.

2.8 SUICIDE

If the Insured commits suicide while sane or insane, within two years from the policy date, we will limit the proceeds. The limited amount will equal all premiums paid for this policy, less outstanding policy debt, partial withdrawals, and the cost for riders.

If the Insured commits suicide, while sane or insane, within two years from the effective date of any increase in the specified amount, we will limit the proceeds payable with respect to the increase. The proceeds thus limited will equal the total cost of insurance applicable to the increase. This provision does not apply to riders with their own suicide provision.

2.9 THE OWNER

While the Insured is living you have all the benefits, rights and privileges under this policy. These include naming a successor-owner, changing the beneficiary, assigning this policy, enjoying all policy benefits, and exercising all policy options.

If you are not the Insured, you should name a successor-owner who will become the Owner if you die before the Insured. If you die before the Insured and there is no successor-owner, ownership will pass to your estate.

2.10 THE BENEFICIARY

You can name primary and contingent beneficiaries. Your original beneficiary choice is shown in the attached application.

Unless a payment plan is chosen, the proceeds payable at the Insured's death will be paid in a lump sum to the primary beneficiary. If the primary beneficiary dies before the Insured, the proceeds will be paid to the contingent beneficiary. If no beneficiary survives the Insured, the proceeds will be paid to your estate.

2.11 CHANGING THE BENEFICIARY

You may change the beneficiary during the Insured's lifetime. We do not limit the number of changes that may be made. To make the change, we must receive a

4016                                8
completed Change of Beneficiary form and any other forms required by the Home Office. The change will take effect as of the date we record it at the Home Office, even if the Insured dies before we do so. Each change will be subject to any payment we made or any other action we took before the change is recorded.

2.12 ASSIGNING THE POLICY

You may assign this policy. For an assignment to bind us, we must receive a signed copy in the Home Office. We are not responsible for the validity of any assignment.

An assignment is subject to any policy debt. Policy debt is discussed in Section 11.

2.13 NON-PARTICIPATING

This policy is non-participating. In other words, no dividends will be paid under this policy.



                           SECTION 3. PREMIUM PAYMENTS


3.1 INITIAL PREMIUM

An initial premium of at least 1/12th of the Guaranteed Death Benefit Premium must be paid on or before delivery of this policy. The initial premium shown on the schedule pages is the amount received with the application or 1/12th of the Guaranteed Death Benefit Premium if no money is received with the application.

3.2 GUARANTEED DEATH BENEFIT PREMIUM

You have the option to pay a planned premium based on the annual Guaranteed Death Benefit Premium. This premium is shown on the schedule pages.

During the Guaranteed Death Benefit Period, also shown on the schedule pages, if net policy funding meets or exceeds the Guaranteed Death Benefit requirement, the policy will remain in force, even if the net cash surrender value is insufficient to cover monthly deductions. Net policy funding is premiums paid less any partial withdrawals and less any outstanding policy debt.

3.3 PLANNED PERIODIC PREMIUM

This is a flexible premium policy. You may choose to pay planned periodic premiums, and as indicated in Section 3.2, you may elect to base your planned periodic premiums on the Guaranteed Death Benefit Premium. However, planned periodic premiums are not required. The amount and frequency of the planned periodic premiums you selected when this policy was issued is shown on the schedule pages. You may change the frequency of the payments or the amount by


4016                                9
sending a written request to the Home Office. Premiums may not be paid after the maturity date. We reserve the right to limit the amount and frequency of the planned periodic premiums you choose to pay.

3.4 UNSCHEDULED PREMIUMS

Any premium we receive under this policy in an amount different from the planned periodic premiums will be considered an unscheduled premium. Unscheduled premiums can be made at any time while this policy is in force.

3.5 PREMIUM LIMITS

We reserve the right to limit the amount and frequency of premium payments. We will not accept that portion of a premium payment which affects the tax qualifications of this policy as described in Section 7702 of the Internal Revenue Code, as amended. This excess amount will be returned to you.

3.6 WHERE TO PAY PREMIUMS

Each premium after the first one is payable at our Home Office. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any premium payment.

3.7 NET PREMIUM

Before the premiums paid are allocated to the Subaccounts and/or Fixed Account, a percent of premium charge is deducted. The amount of premium then allocated is called the net premium.

3.8 PERCENT OF PREMIUM CHARGE

The percent of premium charge is deducted from each premium payment received. The maximum percent of premium charge is shown on the schedule pages. We have the option of charging a current percent of premium charge, which can be less than the maximum.

3.9 ALLOCATION OF NET PREMIUMS

As of the issue date, net premiums then received will be allocated to a money market Subaccount. On the 13th day after the issue date, the accumulation value will be reallocated to the Subaccounts and/or the Fixed Account as you have selected on the application. Any additional premium received will be allocated in accordance with your instructions. You may change the allocation of later net premiums without charge. The allocation will apply to future net premiums after we receive the change. The Subaccounts and the Fixed Account are discussed in Sections 5 and 6.

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


                             SECTION 4. GRACE PERIOD
                                AND REINSTATEMENT

4.1 GRACE PERIOD

This policy will begin a 61 day grace period when:

a. the net cash surrender value on any monthly activity date is not sufficient to cover monthly deductions; and

b.     the Guaranteed Death Benefit is no longer in effect.

The 61 day grace period will begin on the day we mail a notice of the premium necessary to keep your policy in force. We will mail this notice to you at your last known address and to any assignee of record. If sufficient premium is not paid by the end of the grace period, this policy will terminate without value.

If the Insured dies during the grace period, the overdue monthly deductions will be deducted from the death proceeds.

4.2 CONTINUATION OF INSURANCE

Insurance coverage under this policy and any benefits provided by any rider(s) will be continued through the grace period.

4.3 REINSTATING THE POLICY

If the Insured is living and application is made within three years from the beginning of any grace period, this policy can be considered for reinstatement if it terminated because a grace period ended without sufficient premium being paid.

To apply for reinstatement, you must send evidence satisfactory to us that the Insured is insurable. The effective date of the reinstatement will be the first monthly activity date on or next following the date the application for reinstatement is approved.

To reinstate the policy, you will have to pay a premium equal to the greater of:

a. a premium sufficient to bring the net cash surrender value to an amount above zero; or

b.     three times the current month's monthly deductions.

We will accept a premium larger than the applicable amount described above.

This policy cannot be reinstated if it has been surrendered for its net cash surrender value, nor can it be reinstated after the maturity date. Any policy debt will be reinstated.

4016                                11

                           SECTION 5. SEPARATE ACCOUNT


5.1 THE ACCOUNT

The word Account, where we use it in this policy without qualification, means the Ameritas Variable Life Insurance Company Separate Account V. This is a unit investment trust registered with the SEC under the Investment Company Act of 1940. It is also subject to the laws of Nebraska. We own the assets of the Account and keep them separate from the assets of our general account.

The Account is used only to fund the variable benefits provided under this policy and any other variable life policies supported by the Account.

The assets of the Account will be available to cover the liabilities of our general account only to the extent that the assets of the Account exceed the liabilities of the Account arising under the variable life policies supported by the Account.

5.2 THE SUBACCOUNTS

The Account has several Subaccounts. We list those available on the policy date on the schedule pages. The available Subaccounts may change after the policy date. Any changes will be disclosed by the Prospectus. You determine, using percentages, how the net premium will be allocated among the Subaccounts. You may choose to allocate nothing to a particular Subaccount. You may not choose a fractional percent. The allocations to the Subaccounts along with allocations to the Fixed Account must total 100%. The assets of each Subaccount will be used to buy shares in a corresponding portfolio of the funding vehicles designated on the schedule pages. See Section 5.5. Income and realized and unrealized gains or losses from the assets of each Subaccount of the Account are credited to or charged against that Subaccount without regard to income, gains or losses in the other Subaccounts of the Account, our general account or any other separate accounts.

5.3 VALUATION OF ASSETS

We will determine the value of the assets of each Subaccount at the end of each valuation date.

5.4 TRANSFER AMONG SUBACCOUNTS

You may transfer amounts among Subaccounts as often as you wish in a policy year. The transfer will take effect on the later of the date designated in the request or on the valuation date following receipt of the written request at our Home Office.

Each transfer must be for a minimum of $250 or the balance in the Subaccount, if less. The first 15 transfers per policy year will be allowed free of charge. Thereafter, a $10 transfer charge may be deducted from the accumulation value. The minimum amount which can remain in a Subaccount and/or in the Fixed Account as a result of a transfer is $100. Any amount below this minimum must be included in the amount transferred.

Transfers may be subject to additional restrictions by the Funds.

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
5.5 THE FUNDS

The word Funds, where we use it in this policy without qualification, means the funding vehicles designated on the schedule pages. The available Funds may change. Any changes will be disclosed in the Prospectus. The Funds are registered with the SEC under the Investment Company Act of 1940 as diversified open-end management investment companies. The Funds bear their own expenses. The Funds have several portfolios; there is a portfolio that corresponds to each of the Subaccounts of the Account. We list those available on the policy date on the schedule pages.

5.6 PORTFOLIO CHANGES

A portfolio of the Funds might, in our judgment, become unsuitable for investment by a Subaccount. This might happen because of a change in investment policy, because of a change in laws or regulations, because the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to substitute another portfolio of the Funds, or to invest in another fund. But we would first notify and receive approval from the SEC and the Nebraska Insurance Department. This approval process is on file with the insurance commissioner of the state where this policy is delivered. Any portfolio changes will be disclosed in the Prospectus. If the SEC requires that such action receive approval from a majority of the policyholders in the Account, then you will be notified of your right to vote. You will be notified of any material change in the investment policy of any portfolio in which you have an interest. If you are dissatisfied with any change, you always have the option to transfer all or a portion of your accumulation value to the Fixed Account (See Section 6.2) or to one of the other available Subaccounts (See
Section 5.4).



                          SECTION 6. THE FIXED ACCOUNT


6.1 THE FIXED ACCOUNT

Net premiums allocated to and transfers to the Fixed Account under this policy become part of the general account assets of Ameritas Variable Life Insurance Company which support annuity and insurance obligations. The Fixed Account includes all of Ameritas Variable Life Insurance Company's assets, except those assets segregated in separate accounts. Ameritas Variable Life Insurance Company maintains the sole discretion to invest the assets of the Fixed Account, subject to applicable law.

You determine, using percentages, how the premium will be allocated to the Fixed Account. You may choose to allocate nothing to the Fixed Account. The minimum allocation must be at least 1%; you may not choose a fractional percentage. The allocations to the Fixed Account along with allocations to the Subaccounts must total 100%.

4016                                13

6.2 TRANSFERS AMONG THE FIXED ACCOUNT AND THE SUBACCOUNTS

You may transfer into the Fixed Account from the Subaccounts at any time during the policy year.

You may make one transfer out of the Fixed Account to any of the other Subaccounts only during the 30 day period following each policy anniversary.

The allowable transfer amount out of the Fixed Account is limited to the greater of:

a.     25% of the Fixed Account balance; or

b.     any Fixed Account transfer which occurred during the prior 13 months; or

c.     $1,000.

Transfers into or from the Fixed Account will be subject to the same transfer charges and minimums that are applied to transfers among the Subaccounts. See
Section 5.4.


                          SECTION 7. ACCUMULATION VALUE


7.1 HOW ACCUMULATION VALUE OF THE POLICY IS DETERMINED

The accumulation value of this policy on the issue date is:

a.     The net premiums received by us on or before the issue date; minus

b.     Any monthly deductions due on or before the issue date.

The accumulation value of this policy on a valuation date is equal to the total of the values in each Subaccount and the Fixed Account, plus the accumulation value impaired by policy debt which is held in the general account, plus any net premium received on that valuation date but not yet allocated.

7.2 ACCUMULATION VALUE OF THE SUBACCOUNTS

To compute the accumulation value held in the Subaccounts on any valuation date, we multiply each Subaccount's unit value (defined in Section 7.4 below) by the number of Subaccount units allocated to this policy.

The number of Subaccount units will increase when:

a.     Net premiums are credited to that Subaccount;

b.     Transfers from other Subaccounts are credited to that Subaccount;


4016                                14

c. Policy debt (principal or interest) is repaid and allocated to the Subaccount, or interest is credited from the amount held in the general account to secure the policy debt.

The number of Subaccount units will decrease when:

a.     A policy loan is taken from that Subaccount;

b.     A partial withdrawal is taken from that Subaccount;

c.     A portion of the monthly deduction is taken from that Subaccount;

d.     A transfer, and its charge, is made from that Subaccount to other
       Subaccounts;

e.     Policy loan interest not paid when due is taken from that Subaccount; or

f.     A portion of any transfer charge is taken from that Subaccount.

Each transaction above will increase or decrease the number of Subaccount units allocated to this policy by an amount equal to the dollar value of the transaction divided by the current unit value.

7.3 NET ASSET VALUE

The net asset value of the shares of each portfolio of the Fund is determined once daily as of the close of business of the New York Stock Exchange on days when the Exchange is open for business. The net asset value is determined by adding the values of all securities and other assets of the portfolio, subtracting liabilities and expenses and dividing by the number of outstanding shares of the portfolio. Expenses, including the investment advisory fee, are accrued daily.

7.4 SUBACCOUNT UNIT VALUE

For each Subaccount, the value of an accumulation unit (unit value) was set when the Subaccount was established. The unit value of each Subaccount reflects the investment performance of that Subaccount. The unit value may increase or decrease from one valuation date to the next.

The unit value of each Subaccount on any valuation date shall be calculated as follows:

a. The per share net asset value of the corresponding Fund portfolio on the valuation date times the number of shares held by the Subaccount, before the purchase or redemption of any shares on that date; minus

b. A daily charge for administrative expenses, called the asset based daily administrative charge, shown on the schedule page; minus

c.     A daily charge for mortality and expense risk shown on the schedule page;
       minus

4016                                15

d.     Any taxes payable by the Separate Account; divided by

e. The total number of units held in the Subaccount on the valuation date before the purchase or redemption of any units on that date.

When transactions are made, the actual dollar amounts are converted to accumulation units. The number of accumulation units for a transaction is found by dividing the dollar amount of the transaction by the current unit value.

7.5 ACCUMULATION VALUE OF THE FIXED ACCOUNT

The accumulation value of the Fixed Account on a valuation date is equal to:

a.     The net premiums credited to the Fixed Account; plus

b.     Any transfers from the Subaccounts credited to the Fixed Account; plus

c. Any policy debt (principal or interest) repaid and allocated to the Fixed Account, or interest credited from the amount held in the general account to secure the policy debt; minus

d.     Any policy loan taken from the Fixed Account; minus

e.     Any partial withdrawal and its charge taken from the Fixed Account; minus

f.     The portion of the monthly deduction taken from the Fixed Account; minus

g.     Any transfer made from the Fixed Account; minus

h.     The portion of any transfer charge taken from the Fixed Account; minus

i.     Any policy loan interest not paid when due taken from the Fixed Account;
       plus

j.     Interest credits.

7.6 INTEREST CREDITS

We guarantee that the accumulation value in the Fixed Account will be credited with an effective annual interest rate of at least 3.5%. We may, at our discretion, credit a higher current rate of interest.

7.7 ADMINISTRATIVE EXPENSE CHARGE

On each monthly activity date, one-twelfth of an annual charge called the administrative expense charge will be deducted from the accumulation value. The maximum administrative expense charge is shown on the schedule pages. We have the option of charging a current administrative expense charge, which can be less than the maximum.

4016                                16

7.8 COST OF INSURANCE

The cost of insurance will be figured each month. It is the cost of insurance for the basic policy (including any increases in the specified amount) plus the cost for any riders. The cost for this policy is equal to:

a. the death benefit on the monthly activity date, discounted at the guaranteed rate of interest for the Fixed Account for one month;

b. less the accumulation value on the monthly activity date, after all monthly deductions have been taken except for the cost of insurance;

c. the above result multiplied by the monthly cost per $1,000 of insurance (as described below in the Cost of Insurance Rates section);

d.     divided by $1,000.

The charge made during the policy year will be shown on the annual report.

7.9 COST OF INSURANCE RATES

For the initial specified amount, the cost of insurance rates will not exceed those shown on the SCHEDULE OF GUARANTEED ANNUAL COST OF INSURANCE RATES in the schedule pages. To calculate the monthly rates, divide by 12 and round to the nearest five decimal places.

Each year, the annual cost of insurance rates will be declared for the next policy year. These rates will be based on the Insured's issue age and sex, the Insured's tobacco usage, the specified amount and policy year. The rates will be adjusted for any table rating and/or flat extra rating.

Insureds will be considered as using tobacco on the policy anniversary nearest the Insured's 20th birthday and charged cost of insurance rates for tobacco users. Prior to reaching this anniversary, the Insured will be sent a notification and forms to be completed and returned to the Home Office providing evidence of non-tobacco use. If the Insured cannot qualify for non-tobacco use status or fails to return the forms giving evidence of non-tobacco use, then that Insured will continue to be charged current tobacco user rates.

If this policy is rated at issue with extra premiums, the guaranteed rates shown are a multiple of the guaranteed rates for a standard issue. This multiple factor is shown on the schedule pages. Any flat extra rating is shown on the schedule pages and has been included in the cost of insurance rates.

Any change in the current cost of insurance rates will apply to all policies having the same issue age, specified amount, policy year, sex, plan, issue month, issue year, rating class and guaranteed cost of insurance rates as this policy.

7.10 MONTHLY DEDUCTION

The monthly deduction is made each policy month against the accumulation value allocated to the Account and to the Fixed Account. Monthly deductions will be deducted from the Subaccounts and the Fixed Account in the same proportion as the balances held in the Subaccounts and the Fixed Account. The monthly deduction is equal to:

a.     The administrative expense charge; plus

b. The cost of insurance for the current policy month, including the cost for any rider.

4016                                17

Refer to the SCHEDULE OF GUARANTEED ANNUAL COST OF INSURANCE RATES and the SCHEDULE OF CHARGES on the schedule pages for further details.

7.11 ANNUAL REPORT

Each year the Owner will be mailed an annual report that shows the progress of this policy. This report will show for the last policy year:

a.     premiums paid;

b.     expense charges;

c.     investment gains/losses; and

d.     cost of insurance.

As of the date of the report, the following values will be shown:

a.     accumulation value;

b.     specified amount of insurance;

c.     death benefit; and

d.     outstanding debt, if any.

7.12 ILLUSTRATIVE REPORTS

The Owner may request a report illustrating future values of this policy under both guaranteed and current assumptions at any time. The first report requested in a policy year is free. If allowed by state law, a reasonable fee not to exceed $50 may be charged for each report after the first report.



                           SECTION 8. POLICY SURRENDER
                             AND PARTIAL WITHDRAWALS


8.1 SURRENDER OF THE POLICY

This policy may be surrendered before the maturity date at any time during the Insured's life for its net cash surrender value.

8.2 NET CASH SURRENDER VALUE

The amount payable upon surrender is the accumulation value on the valuation date we receive your written request, less any surrender charges, and less any outstanding policy debt. The net cash surrender value is payable in one lump sum or under one of the payment options. See Section 12.

4016                                18

8.3 SURRENDER CHARGE

The maximum surrender charge is based on the initial specified amount of insurance at issue and any increase in specified amount. We may charge an amount less than the maximum surrender charge amount.

Refer to the SCHEDULE OF CHARGES on the schedule pages for the maximum surrender charge on the initial specified amount of insurance.

If the specified amount is increased, the surrender charge will be a composite of all charges which apply for each year. Refer to the SCHEDULE OF SURRENDER CHARGES FOR INCREASES on the schedule pages for further details.

8.4 PARTIAL WITHDRAWAL

A partial withdrawal of this policy may be made for any amount of at least $500 subject to the following rules:

a. The net cash surrender value remaining after a partial withdrawal must be at least $1,000 or an amount sufficient to maintain this policy in force for the next 12 months.

b.     A partial withdrawal is irrevocable.

c.     The request must be made to us in writing on a form approved by us.

d. A partial withdrawal will not be allowed if the resulting specified amount after the withdrawal is less than:

       i.    For Insureds in the preferred rating class; $100,000.

       ii.   For Insureds in all other rating classes:

             (1)         In the second and third policy year; $50,000.

             (2)         After the third policy year; $35,000.

e. A withdrawal charge will be deducted from the amount withdrawn. The charge will not exceed the lesser of $50 or 2% of the amount withdrawn.

Partial withdrawals will affect other policy values. The accumulation value will be reduced by the amount of the partial withdrawal. If Death Benefit Option A is in effect on the date of a partial withdrawal, the specified amount will be reduced by the amount of the partial withdrawal. These reductions will also reduce the death benefits. See Section 9. The withdrawal will affect the net policy funding used to determine if the Guaranteed Death Benefit is to remain in effect. See Section 2.3.

You may tell us how to allocate the partial withdrawal among the Subaccounts and/or the Fixed Account, provided that the minimum amount remaining in a Subaccount and/or the Fixed Account as a result of the allocation is $100. If you do not, or if there is not enough value in any Subaccount or in the Fixed Account, the partial withdrawal will be allocated among the Subaccounts and the Fixed Account in the same proportion as the balances held in each Subaccount and the Fixed Account on the date we receive the request in our Home Office.

4016                                19

8.5 POSTPONEMENT OF PAYMENTS

We will usually pay any amounts payable from the Subaccounts as a result of surrender, partial withdrawals, and policy loans within seven (7) days after we receive written request in our Home Office on a form satisfactory to us. We can postpone such payments or any transfers of amounts between Subaccounts if:

a. The New York Stock Exchange is closed other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the SEC; or

b. The SEC by order permits the postponement for the protection of policyowners; or

c. An emergency exists as determined by the SEC, as a result of which disposal of securities is not reasonable, practicable, or it is not reasonable or practicable to determine the value of the net assets of the Account.

We may defer the payment of a full surrender, partial withdrawals and policy loans from the Fixed Account for up to six months from the date we receive your written request.


                            SECTION 9. DEATH BENEFIT


9.1 DEATH BENEFIT PROCEEDS

The death benefit proceeds payable to the beneficiary upon our receipt of satisfactory proof of the death of the Insured while this policy is in force will equal:

a.     The death benefit; plus

b.     Any additional life insurance proceeds provided by any rider; minus

c.     Any outstanding policy debt; minus

d. Any overdue monthly deductions including the deduction for the month of death.

9.2 INTEREST ON PROCEEDS

Death benefit proceeds that are paid in one lump sum will include interest if we do not pay the proceeds within 30 days of receiving satisfactory proof of death. The rate of interest will be the greater of:

a.     3% per annum.

b.     the current rate of interest payable on death benefit proceeds.

c.     the rate required by state law.

Interest will accrue from the date we receive satisfactory proof of death to the date of payment of the death benefit proceeds.

4016                                20

9.3 DEATH BENEFIT

Subject to the provisions of this policy, the death benefit at any time prior to the maturity date shall be either Option A or Option B. The initial death benefit option is shown on the schedule pages. It may be changed as described in
Section 10.1.

Option A:  Basic Coverage

The death benefit will be the greater of:

a.     The current specified amount; or

b. A percentage of the accumulation value on the date of death, where the applicable percentage is determined from the table shown below.

Option B:  Basic Coverage Plus Accumulation Value

The death benefit will be the greater of:

a. The current specified amount plus the accumulation value on the date of death; or

b. A percentage of the accumulation value on the date of death, where the applicable percentage is determined from the table shown below.

     Insured's      Applicable         Insured's       Applicable
       Age *        Percentage           Age *         Percentage
     ---------      ----------         ---------       ----------
    40 or less         250%               60             130%
        41             243                61             128
        42             236                62             126
        43             229                63             124
        44             222                64             122
        45             215                65             120
        46             209                66             119
        47             203                65             118
        48             197                68             117
        49             191                69             116
        50             185                70             115
        51             178                71             113
        52             171                72             111
        53             164                73             109
        54             157                74             107
        55             150               75-90           105
        56             146                91             104
        57             142                92             103
        58             138                93             102
        59             134              95-100           100

*Insured's Age means the attained age at the beginning of the policy year.

9.4 POSTPONEMENT OF PAYMENT

We will usually pay any death benefit proceeds within seven (7) days after we receive satisfactory proof of death.

4016                                21

                           SECTION 10. POLICY CHANGES
                             AND EXCHANGE OF POLICY


10.1 CHANGE IN DEATH BENEFIT OPTIONS

You may change the death benefit option which is shown on the schedule pages and is referred to in Section 9. The death benefit option may not be changed in the first policy year and may only be changed once a year thereafter. The change will become effective on the first monthly activity date on or next following the date we approve your requested change.

If you change from Option A to Option B, the specified amount after the change will equal the death benefit prior to the change, less the accumulation value as of the date of change. A change from Option B to Option A will change the specified amount to an amount equal to the death benefit as of the date of change.

10.2 CHANGE IN THE SPECIFIED AMOUNT

After this policy has been in effect for one year, you can increase or decrease the specified amount. To make a change, send a written request to our Home Office. Any change will be effective on the monthly activity date on or next following the date we approve the request, unless you specify a later date. You may only change the specified amount once a year.

10.3 DECREASING THE SPECIFIED AMOUNT

A decrease in the specified amount is subject to the following conditions:

a. A decrease may not be made during the first policy year nor during the first 12 policy months following an increase in specified amount except for a decrease which was the result of a partial withdrawal.

b.     The specified amount in effect after any decrease may not be less than:

     i.     For Insureds in the preferred rating class; $100,000.

    ii.     For Insureds in all other rating classes:

            (1)        In the second and third policy year; $50,000.

            (2)        After the third policy year; $35,000.

c. The resulting specified amount after a decrease may not affect the tax qualifications of this policy as described in Section 7702 of the Internal Revenue Code, as amended.

d. A decrease in the specified amount will not lower the Guaranteed Death Benefit Premium that was in effect prior to the decrease.

4016                                22

A decrease in the specified amount will reduce the specified amount in the following order:

a.     The specified amount provided by the most recent increase;

b.     the next most recent increases successively; and

c.     the initial specified amount.

10.4 INCREASING THE SPECIFIED AMOUNT

Any increase of the specified amount is subject to the following conditions:

a.     An increase may not be made in the first policy year.

b. A supplemental application for the increase and satisfactory evidence of insurability of the Insured must be received.

c.     The minimum amount of any increase is $25,000.

d. An increase cannot be made if the Insured's age nearest birthday is over 80.

e. If an increase occurs during the Guaranteed Death Benefit Period, an additional premium may be required on the date of change in order to meet the new Guaranteed Death Benefit Premium. The Guaranteed Death Benefit requirement will reflect the change in the Guaranteed Death Benefit premium from the date of change.

f. At the time of the increase, the accumulation value, less any surrender charges less any outstanding policy debt must be at least equal to 12 times the current month's monthly deduction reflecting the increase in specified amount. If this value is not sufficient to support these monthly deductions for at least one year beyond the effective date of the increase, additional premiums may be required. You will be notified of any additional premium due.

g. If the increase is approved by us but in a rating class different than the original specified amount or any prior increase, the Guaranteed Death Benefit Period may be adjusted. The expiration date will be shown on a new schedule page provided to you.

10.5 SURRENDER CHARGE FOR INCREASES

An additional surrender charge will be imposed under this policy in the event of each requested increase in specified amount. The maximum surrender charge is an amount per $1000 of increased specified amount based on the attained age, sex and tobacco use of the Insured at the time of the increase. We may charge an amount less than the maximum surrender charge amount. The additional surrender charge will be deducted upon the surrender of this policy at any time during the 15 years following the increase. This maximum surrender charge will be determined at the time of each

4016                                23
increase and will grade down to zero at the end of 15 years based on the following schedule:

        YEAR FROM DATE                 % OF MAXIMUM SURRENDER CHARGE
          OF INCREASE                       AT TIME OF INCREASE
          -----------                       -------------------
               1                                   100%
               2                                    96%
               3                                    92%
               4                                    88%
               5                                    83%
               6                                    75%
               7                                    67%
               8                                    58%
               9                                    50%
              10                                    42%
              11                                    33%
              12                                    25%
              13                                    17%
              14                                     8%
              15                                     0

See the SCHEDULE OF SURRENDER CHARGES FOR INCREASES on the schedule pages for further information.

10.6 TIME PERIOD FOR EXCHANGE

You may exchange this policy while it is in force for a new policy on the life of the Insured, without new evidence of insurability, at any time within 24 months of the policy date shown on the schedule pages. The new policy will be issued on the following basis:

a. The policy date, issue age, specified amount, and rating class of the Insured will be the same as for this policy.

b. It will be a flexible premium adjustable life insurance policy available for exchange issued by Ameritas Variable Life Insurance Company or an affiliate on the exchange date.

c. The policy provisions and applicable charges for the new policy and its riders will be the same as those which would have applied had the new policy been issued originally.

d.     Any outstanding policy debt must be repaid.

e.     It will be subject to:

     i.     any assignments;

    ii.     any partial withdrawals;

   iii.     any accumulation value adjustment required; and

    iv.     any cost or credit of exchange.

To make the change, you must send this policy, a completed application for exchange, and any required payment to our Home Office.

The change will be effective on the valuation date when all financial and contractual arrangements for the new policy have been completed.

4016                                24

                            SECTION 11. LOAN BENEFITS

This policy has loan benefits that are described below. The amount of outstanding loans plus accrued interest is called outstanding policy debt. Any outstanding policy debt will be deducted from proceeds payable at the Insured's death, on maturity, or on surrender.

11.1 MAKING A POLICY LOAN

After the first policy anniversary, you may obtain a policy loan from us. This policy is the only security required. The maximum available loan amount is equal to the net cash surrender value at the time of the loan less the guaranteed monthly deductions remaining for the balance of the policy year, less interest on the policy debt including the requested loan to the next policy anniversary date.

11.2 INTEREST

The maximum interest rate on any loan is 6% per year. We have the option of charging less. Interest accrues daily and becomes a part of the policy debt. Interest payments are due on each anniversary date. If interest is not paid when due, it will be added to the policy debt and will bear interest at the rate charged on the loan.

11.3  REDUCED LOAN INTEREST RATE

The loan interest rate will be reduced to a maximum of 4% for eligible loan amounts. This reduced loan interest rate is available on and after the 10th policy anniversary. During each policy year, the eligible loan amount for a reduced loan interest rate will be 10% of the net cash surrender value as of the most recent policy anniversary. If a regular loan is in effect on the policy anniversary, it will be converted to a loan with the reduced loan interest rate up to the eligible amount. Loan interest accrued on loans with a reduced loan interest rate will also accrue at the reduced loan rate.

11.4 OTHER BORROWING RULES

When a policy loan is made, or when interest is not paid when due, an amount sufficient to secure the policy debt is transferred out of the Account and the Fixed Account and into our general account. You may tell us how to allocate that accumulation value among the Subaccounts and/or the Fixed Account provided that the amount remaining in a Subaccount or the Fixed Account as a result of the allocation is $100. Without specific direction, the accumulation value will be allocated among the Subaccounts and/or the Fixed Account in the same proportion that the policy's accumulation value in each Subaccount and the Fixed Account bears to the total accumulation value in all Subaccounts and the Fixed Account on the date we make the loan.

Accumulation value transferred into the general account to secure policy debt will be credited with 3.5% interest annually. The interest earned will be allocated to the Subaccounts and/or the Fixed Account in the same manner as net premiums.

4016                                25

If the policy debt exceeds the accumulation value less any accrued expenses and charges, you must pay the excess. We will send you a notice of the amount you must pay. If you do not pay this amount within 61 days after we send notice, this policy will terminate without value unless the Guaranteed Death Benefit is in effect. We will send the notice to you and to any assignee of record at our Home Office.

Any loan transaction will permanently affect the values of this policy.

11.5 REPAYING A POLICY DEBT

You can repay a policy debt in part or in full anytime during the Insured's life prior to the maturity date while this policy is in force. Repayment must be specifically identified as such by you. When a loan repayment is made, accumulation value in the general account related to that payment will be transferred into the Subaccounts and/or the Fixed Account in the same proportion that net premiums are being allocated.



                           SECTION 12. PAYMENT OPTIONS


Life insurance proceeds, the net cash surrender value, or benefits at maturity will be paid in one lump sum if no option is chosen. Subject to the rules stated below, all or part of the proceeds can be paid under a payment option. During the Insured's life, you can choose a payment option. A beneficiary can choose a payment option if you have not chosen one at the Insured's death.

12.1 PAYMENT OPTION RULES

There are several important payment option rules:

a. An association, corporation, partnership or fiduciary can only receive a lump sum payment or a payment under Option b.

b. If this policy is assigned, any amount due to the assignee will first be paid in one sum. The balance, if any, may be applied under any payment option.

c. If the payments under any option come to less than $100 each, we have the right to make payments at less frequent intervals.

d. The rate of interest payable under Options ai, aii and b is guaranteed at 3% compounded annually. Payments under Option c and d are based on the 1983 Individual Annuity Tables projected 17 years with an interest rate of 3 1/2%.

To choose an option, you must send a written request satisfactory to us to our Home Office.

12.2 DESCRIPTION OF OPTIONS

Option ai

Interest Payment Option. We will hold any amount applied under this option. Interest on the unpaid balance will be paid or credited each month at a rate determined by us.

4016                                26

Option aii

Fixed Amount Payable Option. Each payment will be for an agreed fixed amount. Payments continue until the amount we hold runs out.

Option b

Fixed Period Payment Option. Equal payments will be made for any period selected, up to 20 years.

Option c

Lifetime Payment Option. Equal monthly payments are based on the life of a named person. Payments will continue for the lifetime of that person. Variations provide for guaranteed payments for a period of time or a lump sum refund.

Option d

Joint Lifetime Payment Option. Equal monthly payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, payments will continue for the lifetime of the other. Variations provide for a reduced amount of payment during the lifetime of the surviving person.



                     SECTION 13. NOTES ON OUR COMPUTATIONS


13.1 BASIS OF COMPUTATION

In our computations, we assume that the minimum values and reserves held for benefits guaranteed in the Fixed Account will earn interest at an annual rate of 3.5%. We use mortality rates from the Commissioners 1980 Standard Ordinary Smoker and Nonsmoker, Male and Female Continuous Function Mortality Tables in computing minimum values and reserves for this policy. For ages 0-19 we use rates based on the aggregate table. For ages above 19, the nonsmoker values from these Tables are used when the Insured is a non-tobacco user and the smoker values from these Tables are used when the Insured is a tobacco user. The male values from these Tables are used when the Insured is a male. The female values from these Tables are used when the Insured is a female.

13.2 METHODS OF COMPUTING VALUES

We have filed a detailed statement of the method we use to compute policy values and benefits with the state where this policy was delivered. All these values and benefits are not less than those required by the laws of that state.

Reserves are calculated in accordance with the Standard Non-Forfeiture Law and Valuation Law of the state in which this policy is delivered. In no instance will reserves be less than the net cash surrender values.

4016                                27

                          TABLES OF SETTLEMENT OPTIONS


TABLE B (OPTION B)                      TABLE D (OPTION D)
Monthly Installments for                Monthly Installments for each $1,000 of Net Proceeds
each $1,000 of Net Proceeds
                                               MALE &          MALE &           MALE &          MALE&          MALE &
YEARS  MONTHLY  YEARS  MONTHLY            AGE  FEMALE   AGE    FEMALE     AGE   FEMALE   AGE    FEMALE   AGE   FEMALE
------------------------------            ---------------------------------------------------------------------------
  1      84.47    11     8.86              40   3.56     50       3.94      60     4.60    70     5.88     80     8.76
  2      42.86    12     8.24              41   3.59     51       3.99      61     4.69    71     6.07     81     9.21
  3      28.99    13     7.71              42   3.62     52       4.04      62     4.78    72     6.27     82     9.71
  4      22.06    14     7.26              43   3.65     53       4.10      63     4.89    73     6.50     83    10.25
  5      17.91    15     6.87              44   3.69     54       4.16      64     5.00    74     6.74     84    10.81
--------------------------------           ---------------------------------------------------------------------------
  6      15.14    16     6.53              45   3.72     55       4.22      65     5.12    75     7.01     85    11.51
  7      13.16    17     6.23              46   3.76     56       4.29      66     5.25    76     7.30
  8      11.68    18     5.96              47   3.80     57       4.36      67     5.39    77     7.62
  9      10.53    19     5.73              48   3.84     58       4.43      68     5.54    78     7.96
 10       9.61    20     5.51              49   3.89     59       4.51      69     5.70    79     8.34
---------------------------------          -----------------------------------------------------------

     Income for payments other than monthly will be furnished by the Home Office upon request.

     Table D values for combinations of ages not shown and values for 2 males or 2 females will be furnished by the Home Office upon request.

TABLE C (OPTION C) Monthly Installments for each $1,000 of Net Proceeds

                      MALE                                                                  FEMALE
----------------------------------------------------                ----------------------------------------------------
        LIFE        MONTHS CERTAIN              CASH                          LIFE        MONTHS CERTAIN            CASH
AGE     ONLY    60       120    180     240     REF.                 AGE      ONLY   60      120     180    240     REF.
----------------------------------------------------                ----------------------------------------------------
 40     3.84    3.84     3.83    3.82    3.80   3.77                  40     3.64   3.64    3.63    3.63    3.62    3.60
 41     3.88    3.88     3.87    3.86    3.83   3.81                  41     3.67   3.67    3.66    3.66    3.65    3.63
 42     3.93    3.93     3.92    3.90    3.87   3.84                  42     3.70   3.70    3.70    3.69    3.68    3.66
 43     3.98    3.97     3.96    3.94    3.91   3.88                  43     3.74   3.74    3.73    3.73    3.71    3.70
 44     4.02    4.02     4.01    3.99    3.95   3.92                  44     3.78   3.78    3.77    3.76    3.75    3.73
-----------------------------------------------------                 --------------------------------------------------
 45     4.08    4.07     4.06    4.03    3.99   3.97                  45     3.82   3.82    3.81    3.80    3.78    3.77
 46     4.13    4.13     4.11    4.08    4.04   4.01                  46     3.86   3.86    3.85    3.84    3.82    3.80
 47     4.19    4.18     4.16    4.13    4.09   4.06                  47     3.90   3.90    3.89    3.88    3.86    3.84
 48     4.25    4.24     4.22    4.18    4.13   4.11                  48     3.95   3.95    3.94    3.93    3.90    3.88
 49     4.31    4.30     4.28    4.24    4.18   4.16                  49     4.00   4.00    3.99    3.97    3.95    3.93
-----------------------------------------------------                 --------------------------------------------------
 50     4.37    4.37     4.34    4.30    4.23   4.21                  50     4.05   4.05    4.04    4.02    3.99    3.97
 51     4.44    4.43     4.40    4.36    4.29   4.27                  51     4.10   4.10    4.09    4.07    4.04    4.02
 52     4.51    4.50     4.47    4.42    4.34   4.32                  52     4.16   4.16    4.15    4.12    4.09    4.07
 53     4.59    4.58     4.54    4.48    4.40   4.38                  53     4.22   4.22    4.20    4.18    4.14    4.12
 54     4.67    4.66     4.62    4.55    4.45   4.45                  54     4.29   4.28    4.26    4.23    4.19    4.17
-----------------------------------------------------                 --------------------------------------------------
 55     4.76    4.74     4.70    4.62    4.51   4.52                  55     4.35   4.35    4.33    4.30    4.24    4.23
 56     4.85    4.83     4.78    4.70    4.57   4.59                  56     4.42   4.42    4.40    4.36    4.30    4.29
 57     4.94    4.92     4.87    4.77    4.64   4.66                  57     4.50   4.49    4.47    4.43    4.36    4.35
 58     5.04    5.02     4.96    4.85    4.70   4.74                  58     4.58   4.57    4.54    4.50    4.42    4.42
 59     5.15    5.13     5.06    4.94    4.76   4.82                  59     4.67   4.66    4.62    4.57    4.48    4.48
-----------------------------------------------------                 --------------------------------------------------
 60     5.27    5.24     5.16    5.02    4.83   4.90                  60     4.76   4.74    4.71    4.65    4.55    4.56
 61     5.39    5.36     5.27    5.11    4.89   4.99                  61     4.85   4.84    4.80    4.73    4.62    4.63
 62     5.52    5.49     5.38    5.20    4.95   5.08                  62     4.95   4.94    4.89    4.81    4.68    4.71
 63     5.66    5.62     5.50    5.30    5.02   5.18                  63     5.06   5.05    4.99    4.90    4.75    4.80
 64     5.81    5.77     5.63    5.39    5.08   5.29                  64     5.18   5.16    5.10    4.99    4.82    4.89
-----------------------------------------------------                 --------------------------------------------------
 65     5.98    5.92     5.76    5.49    5.14   5.39                  65     5.30   5.28    5.21    5.08    4.89    4.98
 66     6.15    6.09     5.90    5.59    5.20   5.51                  66     5.44   5.41    5.33    5.18    4.96    5.08
 67     6.33    6.26     6.04    5.69    5.26   5.62                  67     5.58   5.55    5.45    5.28    5.03    5.19
 68     6.53    6.45     6.19    5.79    5.32   5.75                  68     5.73   5.70    5.59    5.39    5.10    5.30
 69     6.74    6.64     6.34    5.89    5.37   5.88                  69     5.90   5.86    5.73    5.50    5.17    5.42
-----------------------------------------------------                 --------------------------------------------------
 70     6.96    6.85     6.50    5.99    5.42   6.02                  70     6.07   6.03    5.87    5.61    5.24    5.54
 71     7.20    7.06     6.66    6.09    5.46   6.16                  71     6.26   6.21    6.03    5.72    5.30    5.67
 72     7.46    7.29     6.83    6.18    5.51   6.31                  72     6.47   6.40    6.19    5.83    5.36    5.81
 73     7.73    7.53     7.00    6.28    5.54   6.47                  73     6.69   6.62    6.36    5.94    5.42    5.96
 74     8.02    7.79     7.17    6.36    5.58   6.63                  74     6.94   6.84    6.54    6.05    5.47    6.11
-----------------------------------------------------                 --------------------------------------------------
 75     8.32    8.05     7.34    6.45    5.61   6.81                  75     7.20   7.08    6.72    6.16    5.51    6.28
 76     8.66    8.34     7.52    6.53    5.64   6.99                  76     7.48   7.34    6.91    6.27    5.56    6.45
 77     9.01    8.63     7.69    6.60    5.66   7.19                  77     7.78   7.61    7.10    6.37    5.59    6.64
 78     9.39    8.94     7.87    6.67    5.68   7.39                  78     8.11   7.90    7.30    6.46    5.63    6.83
 79     9.80    9.27     8.04    6.74    5.70   7.60                  79     8.47   8.21    7.50    6.55    5.65    7.03
-----------------------------------------------------                 --------------------------------------------------
 80    10.23    9.61     8.20    6.79    5.71   7.83                  80     8.85   8.54    7.70    6.63    5.68    7.25
 81    10.70    9.96     8.37    6.85    5.72   8.06                  81     9.27   8.89    7.90    6.71    5.70    7.48
 82    11.20   10.32     8.52    6.89    5.73   8.31                  82     9.72   9.26    8.09    6.78    5.71    7.72
 83    11.72   10.69     8.67    6.93    5.74   8.57                  83    10.21   9.64    8.28    6.84    5.73    7.98
 84    12.29   11.07     8.81    6.97    5.75   8.84                  84    10.74  10.05    8.46    6.89    5.74    8.25
 85    12.89   11.46     8.95    7.00    5.75   9.13                  85    11.32  10.47    8.63    6.94    5.74    8.53
-----------------------------------------------------                 --------------------------------------------------

Income for payments other than monthly will be furnished by the Home Office upon request.

Table C values for ages below 40 and above 85, and values for 300 and 360 months certain will be furnished by the Home Office upon request.

4016                                28

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4016                                29

    Flexible Premium Variable Life Insurance Policy. Net cash surrender value if any, payable at maturity. Death benefit proceeds payable at death of Insured prior to maturity date. Flexible
                   premiums payable during lifetime of Insured
                         until maturity date (age 100).
          Some benefits reflect investment results. Non-participating.

FORM 4016